As filed with the Securities and Exchange Commission on February 25, 2008

                                                    Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTERLINE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	13-3949418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Madison Avenue
New York, NY 10022
(Address of Principal Executive Offices)

CENTERLINE HOLDING COMPANY
2007 INCENTIVE SHARE PLAN
(Full title of the plan)

Marc D. Schnitzer Chief Executive Officer Centerline Holding Company 625 Madison Avenue New York, NY 10022 (Name and address of agent for service)	Copies of all communications to: Mark Schonberger, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 Telephone: 212−318−6000
(212) 317-5700 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Shares	10,000,000 shares(2)	$5.49	$54,900,000	$2,157.57

(1)  In accordance with Rule 457(h)(1), the price of the securities has been estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, and the price listed is the average of the high and low prices of the Registrant's Common Stares as reported on the New York Stock Exchange on February 20, 2008 (a date within 5 business days prior to the date of filing this Registration Statement).

(2)  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers participation interests associated with the plan and an indeterminate number of additional shares of the Registrant’s Common Shares with respect to the shares registered hereunder in the event of a share split, share dividend or similar transaction.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S−8 will be sent or given to participants of the Centerline Holding Company 2007 Incentive Share Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the Note to Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation By Reference.

The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

1.  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 as filed with the Commission on November 9, 2007;

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, as filed with the Commission on August 9, 2007;

3. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the Commission on May 10, 2007;

4.  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Commission on March 9, 2007;

5.  The Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 23, 2008, January 3, 2008 (two filings), December 28, 2007, December 27, 2007, November 8, 2007, October 3, 2007, September 5, 2007, August 16, 2007; August 13, 2007; August 9, 2007 (two filings), July 18, 2007; July 17, 2007; June 19, 2007, June 5, 2007, May 10, 2007 (two filings), April 6, 2007, March 20, 2007, March 13, 2007, March 7, 2007, February 13, 2007, and February 7, 2007; and

6.  The description of the Registrant’s common shares of beneficial interest contained in the Registration Statement on Form S-3, as filed with the Commission on November 13, 2006.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

You may contact the Registrant to request copies of these filings as follows:

Centerline Holding Company
625 Madison Avenue
 New York, NY 10222

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 3817(a) of Title 12 of the Delaware Code authorizes a statutory trust to indemnify and hold harmless any trustee, or beneficial owner or other person from and against any and all claims and demands whatsoever. Section 14.1 of the Registrant’s Amended and Restated Trust Agreement provides for the indemnification of directors and officers. Article XII of the Registrant's By-laws also provides for indemnification of its officers. In addition to the above, the Registrant has purchased and maintains insurance on behalf of all of its trustees and executive officers against liability asserted against or incurred by them in their official capacities with the Registrant, whether or not the Registrant is required or has the power to indemnify them against the same liability.

 Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Centerline Holding Company 2007 Incentive Share Plan.

4.2	Form of Share Option Award Agreement under the Centerline Holding Company 2007 Incentive Share Plan.

4.3	Form of Restricted Share Unit Award Agreement under the Centerline Holding Company 2007 Incentive Share Plan.

4.4	Form of Restricted Share Award Agreement under the Centerline Holding Company 2007 Incentive Share Plan.

5.1	Opinion of Richards Layton & Finger P.A.

23.1 23.2 24.1	Consent of Richards Layton & Finger P.A. (included in Exhibit 5.1) Consent of Deloitte & Touche LLP, independent registered public accounting firm Power of Attorney (included on the Signature Page).

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low end of the estimated maximum offering range may be reflected in the form of prospectus filed with the  Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this sectiondo notapply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filedwith orfurnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any ofthe securities being registered which remain unsold at the termination of theoffering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liabilityunder the Securities Act of 1933, each filing of the Registrant's annual report pursuant tosection 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted todirectors, officers and controlling persons of the Registrant pursuant to the foregoingprovisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 21, 2008.

CENTERLINE HOLDING COMPANY

By:	/s/ Robert L. Levy
	Name:	Robert L. Levy
	Title:	Chief Financial Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc D. Schnitzer and Robert L. Levy, and each of them singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities (including such person's capacity as a director and/or officer of Centerline Holding Company), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

_______________________ /s/ Stephen M. Ross	Chairman of the Board	February 22, 2008

_______________________ /s/ Jeff T. Blau	Managing Trustee	February 22, 2008

_______________________ /s/ Leonard W. Cotton	Vice Chairman	February 22, 2008

_______________________ /s/ Robert J. Dolan	Managing Trustee (Independent)	February 22, 2008

_______________________ /s/ Jerome Y. Halperin	Managing Trustee (Independent)	February 22, 2008

_______________________ /s/ Robert A. Meister	Managing Trustee (Independent)	February 22, 2008

INDEX TO EXHIBITS

4.1	Centerline Holding Company 2007 Incentive Share Plan.

4.2	Form of Share Option Award Agreement under the Centerline Holding Company 2007 Incentive Share Plan.

4.3	Form of Restricted Share Unit Award Agreement under the Centerline Holding Company 2007 Incentive Share Plan.

4.4	Form of Restricted Share Award Agreement under the Centerline Holding Company 2007 Incentive Share Plan.

5.1	Opinion of Richards Layton & Finger P.A.

23.1	Consent of Richards Layton & Finger P.A. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the Signature Page).